CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition of
50-Clinic Physical Therapy Management Services Organization

Houston, TX, October 7, 2024  - U.S. Physical Therapy, Inc. ("USPH") (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced that it has signed an agreement to purchase a 50% equity interest in a management services organization (the “Company”) that provides management and administrative services to 50 physical therapy clinics.  The Company expects to close the transaction on October 31, 2024.
The Company manages 50 outpatient clinics, the majority of which are in New York, with plans to further expand in New York and adjacent states. The Company-managed clinics deliver physical, occupational and speech therapy and also provide physical therapy services to patients in their homes. Through its managed therapy providers, the Company currently generates approximately $64.0 million in annual revenue and approximately $12.0 million in annual EBITDA on a consolidated basis.  The current owners of the Company will continue to have a 50% ownership interest.  The Chief Executive Officer of the Company, who will remain with the Company as its executive leader, joined the Company in 2016 and has grown the group of managed clinics from five clinics to 50 clinics.

Chris Reading, Chief Executive Officer of USPH, stated, “We are extremely excited about this partnership. We have been working on this for some time and look forward to completing this transaction by month's end. I am especially impressed by the  leadership of what will soon be our newest and largest PT partnership. The CEO has assembled a dedicated and capable executive team who have demonstrated their collective ability to oversee and deliver exceptional care to their patients while growing their company at an extraordinary rate.  Our entire team looks forward to completing this opportunity while assisting our newest partners on their outsized growth vision for the region.”

BofA Securities, Inc. acted as financial advisor to USPH on this transaction.  Livingstone Partners LLC acted as advisor to the Company.
About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates approximately 687 outpatient physical therapy clinics in 42 states. USPH’s clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, USPH manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.